CHECKPOINT SYSTEMS, INC.
            CONSULTING AND DEFERRED COMPENSATION AGREEMENT

      THIS CONSULTING AND DEFERRED COMPENSATION AGREEMENT ("Agreement"), dated as of December 16 , 1994, is by and between CHECKPOINT
SYSTEMS, INC. ("CSI") and ALBERT E. WOLF ("Participant")(together the
"Parties");
                              BACKGROUND
      WHEREAS, Participant has served and currently does serve as the Chairman and Chief Executive Officer of CSI; and
      WHEREAS, effective January 1, 1995, Participant will continue as the Chairman of the Board of Directors and will become the Chairman of the Executive Committee of the Board of CSI and will relinquish the office of Chief Executive Officer as of that date; and
      WHEREAS, the Board of CSI wishes to provide for Participant so that Participant will continue to provide consulting services to CSI during a five year transition period beginning on January 1, 1995.
      NOW, THEREFORE, the Parties, intending to be legally bound, hereby agree as follows:
      1. Consulting Payments. Participant shall provide, and be available to provide, on an as-needed basis, consulting services to CSI

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for the five year period ending December 31, 1999.  In addition to the other amounts payable under this agreement, Participant shall be paid a consulting and availability fee equal to $530,014 per calendar year, commencing January 1, 1995. Participant shall be paid as an independent contractor of CSI for his services as a consultant, for his availability to provide such services, and as a member of the Board of Directors, Chairman of the Board and Chairman of the Executive Committee of the Board. No amounts will be withheld for federal income tax, Pennsylvania income tax, New Jersey income tax, or Philadelphia city wage tax. Participant shall be responsible for his own taxes, including self-employment taxes (including the Medicare tax) on all payments made to him and all amounts deferred annually under this agreement.
      2. Benefits. As additional compensation, Participant shall be eligible to be covered under CSI's benefit plans available to employees leaving CSI after age 55 with 10 or more years of service. Participant and Participant's spouse will not be entitled to Dental Plan coverage, but will receive modified Medical Plan coverage, at Participant's cost, and modified Group Life coverage. Participant will not participate in CSI's profit sharing plan or any other pension arrangement, except as provided herein.
      3. Deferral. (i) Participant agrees to defer annually $255,014 of the consultant's fees and/or director's fees, as the case may be, provided in Section 1, to be earned by Participant for services rendered

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to CSI, or to a subsidiary or joint venture thereof on behalf of CSI, during the period beginning on January 1, 1995 and ending on December 31, 1999 (the "Accrual Period").
            (ii)   Participant's death during the Accrual
Period, or Participant's other failure to provide or to be available to provide substantial services during the Accrual Period, shall constitute a forfeiture of the accrual amount for that year, and will reduce the amount available for payment under Section 6, below, to the amount actuarially determined after removing such accrual from the computation.
            (iii) Any amount deemed accrued as of the end of any year shall be deemed vested at that time solely for Participant's purpose of computing and paying employment taxes and medicare taxes pursuant to
Section 3121(v) of the Internal Revenue Code of 1986, as amended. For all other income tax purposes, the amounts deferred hereunder shall remain the unfunded promise of CSI to pay them and shall be includible in the income of Participant or Participant's spouse only upon their receipt by Participant or Participant's spouse.
      4. Covenant not to Compete. Participant agrees not to compete in any manner whatsoever, as an employee, shareholder, director, creditor, joint venturer, consultant, or otherwise, with CSI, or any currently existing or hereinafter created subsidiary, joint venture, or business line of CSI, at any time while any payments remain outstanding

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under this Agreement, or through December 31, 1999, whichever is the first to occur, in the area constituting the continental United States. Any violation of this Agreement by Participant shall constitute a breach for which there is no remedy at law and Participant hereby consents to the entry of an order in equity or any other equitable remedy, including a temporary restraining order or a permanent injunction, as may be ordered by a court of competent jurisdiction. Nothing herein shall prohibit Participant from investing in the stock of any competing firm indirectly through any mutual fund investment where such mutual fund stands ready to redeem its shares or where the stock of such mutual fund is readily traded on an established securities market. In exchange for Participant's agreement not to compete, CSI shall pay to Participant the sum of $125,000 in five equal installments of $25,000 each commencing on January 1, 1995, and payable annually thereafter for four consecutive calendar years. All appropriate taxes shall be withheld by CSI from such covenant not to compete payments.
      5. Time of Payment of Deferred Compensation. Subject to the terms and conditions of this Agreement, CSI shall commence paying the deferred compensation specified in Section 6 to Participant, or to Participant's spouse, as the case may be, upon the occurrence of any of the following events:
            (a) January 31 of the first calendar year commencing after the calendar year during which the Participant attains age 70;

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            (b)   Death of Participant prior to attaining age 70 (but no
amount will be paid in the event of Participant's prior divorce from Participant's current spouse, Stephanie G. Wolf);
            (c) Termination of Participant's role as a consultant for CSI, or a subsidiary or joint venture thereof, and/or termination of Participant's status as a Director of CSI.
      6. Amount of Payment. The amount of deferred compensation to be paid hereunder shall be paid in the form of a joint and survivor annuity in the maximum amount of $158,166.16 per year. The amount actually paid shall take into account only those amounts vested pursuant to Section 3. The amount payable shall be paid in equal monthly installments on the first day of each calendar month until the date of death of the last to die of either Participant or Participant's current spouse, Stephanie G. Wolf. The amount payable as of the first day of the next month immediately following the month in which occurs the date of death of the last to die of either Participant or Participant's spouse shall be paid to the estate of that person and no further amounts shall be due under this arrangement. In the event of the divorce of Participant from Participant's current spouse, Stephanie G. Wolf, at any time after the execution of this Agreement, Deferred Compensation in the amount provided herein shall be paid only to Participant and shall terminate on Participant's death.
      7. Termination at CSI's Option. Notwithstanding any other provision of this Agreement, this Agreement may be terminated by CSI at any time prior to the time of payment provided for herein by making a

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lump sum payment to Participant of the present value (using the Wall
Street Journal prime rate on the date of computation as the discount factor) of the annuity amount as determined in accordance with Section 6 hereof, if the Compensation Committee, in its sole discretion, determines that any change in federal or state law, or judicial or administrative interpretation thereof, has materially affected CSI's cost of providing the benefits otherwise payable to Participant hereunder.
      8. Agreement Not Funded. CSI's obligation to make payments hereunder is purely contractual and a general obligation of CSI and the amounts payable hereunder shall not be held by CSI in a trust or segregated fund for Participant nor shall Participant have any right against CSI in respect of his deferred compensation other than as a general creditor.
      9. Interests May Not Be Assigned or Alienated. The interests of Participant under this Agreement are not subject to the claims of Participant's creditors and may not be voluntarily or involuntarily assigned, alienated, or encumbered.
      10. Appeal Procedure. The Compensation Committee of the CSI Board of Directors has the exclusive right to interpret the provisions of this Agreement and to determine the amounts, if any, payable to Participant hereunder and its decisions shall be final and binding on all Parties. Participant may appeal to the Compensation Committee, in

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writing, any decision or action by CSI, the Compensation Committee's designee or any other person, which Participant believes adversely affects Participant.
      11. Amendments. With the approval of the Compensation Committee, this Agreement may be amended by a writing signed by the Parties hereto.
      12. Governing Law. This Agreement and the rights of the Parties hereunder shall be governed by the laws of the State of New Jersey.
      13. Complete Agreement. This Agreement constitutes the complete Agreement of the Parties and no prior or contemporaneous discussions or writings shall have any legal, precedential or evidentiary value insofar all such discussions and writings have merged into this Agreement.
            IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first above written.
                                    CHECKPOINT SYSTEMS, INC.



Attest:______________________ By: /s/Kevin P. Dowd
                                  President and Chief Operating Officer


_____________________________    /s/Albert E. Wolf
Witness                             Participant

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